UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

July 15, 2015
Date of Report
(Date of earliest event reported)

MSB Financial Corp.
(Exact name of Registrant as specified in its Charter)

United States	001-33246	34-1981437
(State or other jurisdiction of incorporation)	(SEC Commission File No.)	(IRS Employer Identification Number)

1902 Long Hill Road, Millington, New Jersey	07946-0417
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(908) 647-4000

Not Applicable
(Former name or former address, if changed since last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

MSB FINANCIAL CORP.

INFORMATION TO BE INCLUDED IN THE REPORT

SECTION 8 – OTHER EVENTS

Item 8.01   Other Events.

On July 15, 2015, MSB Financial Corp., a Maryland corporation (the “Company”), announced that it expects to sell 3,766,592 shares of common stock (including 150,663 shares to be issued to the employee stock ownership plan) at $10.00 per share, for gross offering proceeds of approximately $37.7 million in its subscription offering.

Concurrent with the completion of the offering, shares of stock of MSB Financial Corp., a federal corporation (Nasdaq” “Old MSB”) will be exchanged for shares of the Company’s common stock so that Old MSB’s existing stockholders will own approximately the same percentage of the Company’s common stock, subject to adjustment as disclosed in the prospectus.  As a result of the ofering and the exchange of shares, the Company will have 5,953,834 shares outstanding after giving effect to the transaction, subject to adjustment for fractional shares.

The transaction is scheduled to close at the close of business on July 16, 2015 at which time Old MSB and MSB Financial MHC will cease to exist and the Company will become the fully public stock holding company of Millington Savings Bank, Millington, New Jersey.  The shares of common stock of the Company sold in the offering and issued in exchange are expected to begin trading on the Nsadaq Global Market on July 17, 2015 under the trading symbol “MSBF.”

For additional information, reference is made to the Company’s press release, dated July 15, 2015, included as Exhibit 99 to this report and incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(d)           Exhibits

Exhibit 99                      Press Release Dated July 15, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

MSB FINANCIAL CORP.

Date:	July 15, 2015	By:	/s/ Michael A. Shriner
Michael A. Shriner
President and Chief Executive Officer
(Duly Authorized Officer)